Exhibit 18.1

February 23, 2024
Board of Directors
ATI Inc.
2021 McKinney Avenue
Dallas, Texas

Ladies and Gentlemen:

Note 1 of the Notes to the Consolidated Financial Statements of ATI Inc. and subsidiaries (the Company) included in its Annual Report on Form 10-K for the year ended December 31, 2023 describes a change in the method of accounting for recognizing actuarial gains and losses for its defined benefit pension plans. The change in method of recognizing actuarial gains and losses is from a method that defers recognition of such gains and losses in Accumulated Other Comprehensive Loss on the Consolidated Balance Sheet and amortizes them into net periodic benefit costs over the average expected remaining life of plan participants to a method that recognizes actuarial gains and losses immediately in earnings on the Consolidated Statements of Operations. There are no authoritative criteria for determining a “preferable” method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

Very truly yours,

/s/ Ernst & Young, LLP

Pittsburgh, Pennsylvania